Exhibit 99.1

Contact at 214/432-2000
Steven R. Rowley
President & CEO
D. Craig Kesler
Executive Vice President & CFO
Robert S. Stewart
Executive Vice President

News For Immediate Release

EAGLE MATERIALS INC. REPORTS CONTINUED

GROWTH IN SALES VOLUMES AND EARNINGS

IN THE SECOND QUARTER

DALLAS, TX (October 29, 2012)—Eagle Materials Inc. (NYSE: EXP) today reported financial results for the second quarter of fiscal 2013 which ended September 30, 2012. Notable items for the quarter include (all comparisons, unless noted, are with the prior-year’s second quarter):

•	Revenues of $164.7 million, up 22%

•	Segment operating earnings of $41.3 million, up 146%

•	Adjusted earnings per diluted share of $0.49, up 250%

•	Adjusted earnings per share is a non-GAAP financial measure calculated by excluding non-routine items in the manner described in Attachment 5

•

Total impact of non-routine items, including costs related to the pending acquisition of the Lafarge Target Business and litigation costs related to our lawsuit against the IRS, was $3.9 million, or $0.09 per diluted share

•	Earnings per diluted share of $0.40, up 186%

Second quarter sales volumes improved across all major business lines and wallboard net sales prices increased 30% as compared to the prior year’s second quarter. Improved second quarter operating cash flow was used to fund capital expenditures, pay dividends and reduce debt which further strengthened our financial position. Eagle ended the quarter with a net debt-to-capitalization ratio of 29%.

As previously announced on September 26, 2012, Eagle entered into a definitive agreement with Lafarge North America to purchase Lafarge’s Sugar Creek, Missouri and Tulsa, Oklahoma cement plants, as well as related assets, which include six distribution terminals, two aggregates quarries, eight ready-mix concrete plants and a fly ash business (the “Lafarge Target Business”).

The purchase price is $446 million, subject to customary post-closing adjustments. Eagle expects that the acquisition will increase its U.S. annual cement capacity by approximately 60% to nearly 5 million tons. The acquisition is expected to close in November or December 2012, and is subject to receipt of required regulatory approvals, certain third-party consents and other customary conditions.

On October 3, 2012, Eagle also completed the public offering of 3.45 million shares of its common stock, which includes 450,000 shares issued pursuant to the underwriters’ exercise in full of their overallotment option, at a price to the public of $46.50 per share. Total gross proceeds from the equity offering were $160.4 million. Net proceeds from the offering were approximately $154.4 million, after deducting underwriting discounts, commissions and expenses related to the offering. The Company intends to use the net proceeds, together with borrowings under its bank credit facility, to fund the pending acquisition of the Lafarge Target Business.

Cement, Concrete and Aggregates

Operating earnings from Cement for the second quarter were $17.4 million, a 15% increase from the same quarter a year ago. Cement revenues for the quarter, including joint venture and intersegment revenues, totaled $78.5 million, 8% greater than the same quarter last year. Cement sales volumes for the quarter were 864,000 tons, 6% above the same quarter a year ago. The average net sales price this quarter was $82.77 per ton, 2% higher than the same quarter last year.

Concrete and Aggregates reported a $0.4 million operating loss for the second quarter, down from a slight operating profit for the same quarter a year ago, primarily due to lower concrete sales volumes and lower aggregates sales volumes in Northern California.

Gypsum Wallboard and Paperboard

Gypsum Wallboard and Paperboard’s second quarter operating earnings of $24.2 million were up 1,513% compared to the same quarter last year. Higher wallboard average net sales prices, higher gypsum wallboard and gypsum paperboard sales volumes and lower recycled paper input costs were the primary driver of the quarterly earnings increase.

Gypsum Wallboard and Paperboard revenues for the second quarter totaled $96.5 million, a 33% increase from the same quarter a year ago. The revenue increase reflects primarily higher wallboard average net sales prices and sales volumes.

The average gypsum wallboard net sales price for the second quarter was $119.44 per MSF, 30% greater than the same quarter a year ago. Gypsum Wallboard sales volume for the quarter of 500 million square feet (MMSF) represents a 24% increase from the same quarter last year. The average Paperboard net sales price for this quarter was $512.12 per ton, 2% lower than the same quarter a year ago. Paperboard sales volumes for the quarter were 62,000 tons, 3% higher than the same quarter a year ago.

Details of Financial Results

Acquisition and Litigation Expense consists of direct costs related to our pending acquisition of the Lafarge Target Business and the write-off of deferred project costs associated with a greenfield cement project that will no longer be pursued due to the pending acquisition and legal fees related to our lawsuit against the IRS. Direct acquisition costs were approximately $3.5 million (pre-tax), greenfield write-off costs were approximately $1.0 million (pre-tax) and legal fees were approximately $1.2 million (pre-tax) during the quarter ended September 30, 2012.

Texas Lehigh Cement Company LP, one of our cement plant operations, is conducted through a 50/50 joint venture (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments in the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of the amounts referred to above.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates from 25 facilities across the US. The company is headquartered in Dallas, Texas.

EXP’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Tuesday, October 30, 2012. The conference call will be webcast simultaneously on the EXP Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact EXP at 214-432-2000.

###

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; availability of raw materials; changes in energy costs including, without limitation, natural gas and oil; changes in the cost and availability of transportation; unexpected operational difficulties; inability to timely execute announced capacity expansions; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012. These reports are filed with the Securities and Exchange Commission. With respect to our proposed acquisition of certain assets from Lafarge as described in this press release, factors, risks and uncertainties that may cause actual events and developments to vary materially from those anticipated in forward-looking statements include, but are not limited to, our ability to complete the acquisition within the expected timeframe or at all, failure to realize the expected benefits of the transaction, possible negative effects of announcement or consummation of the transaction, significant transaction costs or unknown liabilities, and general economic and business conditions that may affect us following acquisition. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214/432-2000.

Steven R. Rowley

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

(1)	Summary of Consolidated Earnings

(2)	Revenues and Earnings by Lines of Business (Quarter and Six Months)

(3)	Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

(4)	Consolidated Balance Sheets

(5)	Non-GAAP Financial Measures

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
Revenues	$164,659	$134,819	$318,701	$254,626
Cost of Goods Sold	132,170	126,102	263,315	241,536

Gross Profit	32,489	8,717	55,386	13,090
Equity in Earnings of Unconsolidated JV	8,750	7,936	15,218	13,384
Other Operating Income (Expense)	66	115	(204)	36
Acquisition and Litigation Expense	(5,713)	—	(6,374)	—
Corporate General and Administrative Expense	(5,919)	(4,472)	(10,674)	(8,590)

Earnings before Interest and Income Taxes	29,673	12,296	53,352	17,920
Interest Expense, Net	(3,548)	(4,557)	(7,313)	(9,142)

Earnings before Income Taxes	26,125	7,739	46,039	8,778
Income Tax Expense	(8,172)	(1,714)	(14,108)	(1,946)

Net Earnings	$17,953	$6,025	$31,931	$6,832

EARNINGS PER SHARE
Basic	$0.40	$0.14	$0.71	$0.15

Diluted	$0.40	$0.14	$0.71	$0.15

AVERAGE SHARES OUTSTANDING
Basic	44,746,225	44,200,291	44,708,499	44,190,220

Diluted	45,353,778	44,325,277	45,219,224	44,433,809

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Segment Operating Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
Revenues*

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$77,327	$50,981	$147,547	$102,323
Gypsum Paperboard	19,215	21,285	38,622	40,279

	96,542	72,266	186,169	142,602

Cement (Wholly Owned)	54,105	48,892	105,855	86,603

Concrete and Aggregates	14,012	13,661	26,677	25,421

Total	$164,659	$134,819	$318,701	$254,626

Segment Operating Earnings

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$16,464	$(2,540)	$30,486	$(4,302)
Gypsum Paperboard	7,695	4,038	12,971	7,068

	24,159	1,498	43,457	2,766

Cement:
Wholly Owned	8,692	7,175	12,090	10,515
Joint Venture	8,750	7,936	15,218	13,384

	17,442	15,111	27,308	23,899
Concrete and Aggregates	(362)	44	(161)	(191)

Other, net	66	115	(204)	36

Sub-total	41,305	16,768	70,400	26,510

Acquisition and Litigation Expense	(5,713)	—	(6,374)	—

Corporate General and Administrative Expense	(5,919)	(4,472)	(10,674)	(8,590)

Earnings Before Interest and Income Taxes	$29,673	$12,296	$53,352	$17,920

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Joint Venture Revenues

(unaudited)

	Sales Volume
	Quarter Ended September 30,			Six Months Ended September 30,
	2012	2011	Change	2012	2011	Change
Gypsum Wallboard (MMSF’s)	500	403	+24%	957	815	+17%

Cement (M Tons):
Wholly Owned	639	588	+9%	1,260	1,037	+22%
Joint Venture	225	229	-2%	452	454	0%

	864	817	+6%	1,712	1,491	+15%
Paperboard (M Tons):
Internal	23	18	+28%	43	35	+23%
External	39	42	-7%	79	82	-4%

	62	60	+3%	122	117	+4%

Concrete (M Cubic Yards)	141	144	-2%	278	280	-1%

Aggregates (M Tons)	810	771	+5%	1,462	1,383	+6%

	Average Net Sales Price*
	Quarter Ended September 30,			Six Months Ended September 30,
	2012	2011	Change	2012	2011	Change
Gypsum Wallboard (MSF)	$119.44	$92.09	+30%	$119.09	$91.05	+31%
Cement (Ton)	$82.77	$81.23	+2%	$81.92	$81.24	+1%
Paperboard (Ton)	$512.12	$524.20	-2%	$507.57	$515.21	-1%
Concrete (Cubic Yard)	$66.83	$64.33	+4%	$66.07	$62.73	+5%
Aggregates (Ton)	$6.01	$5.98	+1%	$6.00	$5.94	+1%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues
	Quarter Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
Intersegment Revenues:
Cement	$512	$1,202	$1,079	$2,241
Paperboard	12,515	10,452	23,437	20,134
Concrete and Aggregates	245	221	457	361

	$13,272	$11,875	$24,973	$22,736

Cement Revenues:
Wholly Owned	$54,105	$48,892	$105,855	$86,603
Joint Venture	23,916	22,460	47,623	43,854

	$78,021	$71,352	$153,478	$130,457

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	September 30,		March 31,
	2012	2011	2012*
ASSETS
Current Assets –
Cash and Cash Equivalents	$8,149	$10,692	$6,481
Accounts and Notes Receivable, net	74,066	64,447	56,197
Inventories	109,004	108,156	123,606
Federal Income Tax Receivable	—	6,688	1,133
Prepaid and Other Assets	2,588	2,856	4,424

Total Current Assets	193,807	192,839	191,841

Property, Plant and Equipment –	1,149,075	1,122,895	1,140,744
Less: Accumulated Depreciation	(584,773)	(536,057)	(560,236)

Property, Plant and Equipment, net	564,302	586,838	580,508
Investments in Joint Venture	39,908	35,545	38,939
Notes Receivable	3,316	5,005	3,436
Goodwill and Intangibles	150,584	151,221	150,902
Other Assets	22,971	18,685	19,519

	$974,888	$990,133	$985,145

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$34,730	$35,285	$38,747
Accrued Liabilities	42,602	42,189	33,619
Federal Income Tax Payable	11,455	—	—
Current Portion of Long-term Debt	4,677	—	4,677

Total Current Liabilities	93,464	77,474	77,043

Long-term Liabilities	39,747	38,097	39,467
Bank Credit Facility	20,000	—	70,000
Senior Notes	192,259	285,000	192,259
Deferred Income Taxes	127,307	128,127	133,865
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 45,438,711; 44,899,310 and 45,269,493 Shares, respectively	454	449	453
Capital in Excess of Par Value	44,208	26,882	37,692
Accumulated Other Comprehensive Losses	(5,284)	(2,893)	(5,516)
Retained Earnings	462,733	436,997	439,882

Total Stockholders’ Equity	502,111	461,435	472,511

	$974,888	$990,133	$985,145

*	From audited financial statements.

Eagle Materials Inc.

Attachment 5

Eagle Materials Inc.

Non-GAAP Financial Measures

(unaudited)

(Dollars, other than earnings per share amounts, and number of shares in millions)

Adjusted earnings per diluted share (Adjusted EPS) is a non-GAAP financial measure and represents earnings per diluted share excluding the impacts from non-routine items, including costs related to our pending acquisition of the Lafarge Target Business and litigation costs related to our lawsuit against the IRS (Non-routine Items). Management uses measures of earnings excluding the impact of Non-routine Items as a basis for comparing operating results of the Company from period to period and for purposes of its budgeting and planning processes. Management believes Adjusted EPS represents the most comparable operating performance measure to compare the three months ended September 30, 2012 to the same period during the prior year. Although management believes that Adjusted EPS is useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation, or as a substitute for earnings per diluted share and the related financial information prepared in accordance with GAAP. In addition, our presentation of Adjusted EPS may not be the same as similarly titled measures reported by other companies, limiting its usefulness as a comparative measure.

The following shows the calculation of Adjusted EPS and reconciles Adjusted EPS to earnings per diluted share in accordance with GAAP for the three months ended September 30, 2012:

Three Months Ended September 30,
After tax impact of costs associated with the pending Lafarge acquisition	$(3.1)
After tax impact of litigation costs associated with our lawsuit against the IRS	(0.8)

Total Non-routine Items impact, net	$(3.9)
Diluted average shares outstanding for the three months ended September 30, 2012	45.4
Diluted earnings per share impact from Non-routine Items	$(0.09)

Three Months Ended September 30,
Earnings per diluted share in accordance with generally accepted accounting principles	$0.40
Add back: Earnings per diluted share impact from Non-routine Items	0.09

Adjusted EPS	$0.49